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                                  EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                             For the Nine Months
                                                              Ended September 30
                                                            --------------------
Millions of dollars                                               1999      1998
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    ........................................................
Earnings (loss) from operations ............................      $ 40      $159
Provision for income taxes .................................        51       177
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         Earnings (loss) subtotal ..........................        91       336
Fixed charges included in earnings:
   Interest expense ........................................      $145      $131
   Distribution on convertible preferred securities ........        24        24
   Interest portion of rentals .............................        15        17
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         Fixed charges subtotal ............................       184       172
Earnings from operations
   available before fixed charges ..........................      $275      $508
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Fixed charges:
   Fixed charges included in earnings ......................      $184      $172
   Capitalized interest ....................................        13        22
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         Total fixed charges ...............................      $197      $194
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Ratio of earnings from operations
   to fixed charges ........................................       1.4       2.6
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